EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Provides Further Update
on the Watson Ur008 Pilot Study of Uracyst®

LONDON, ONTARIO — November 16, 2010 -- Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today provided an update on of one of its lead products, Uracyst® (a sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis/painful bladder syndrome ("IC/PBS").

As indicated in its press release of November 10, 2010, Stellar is in the process of reviewing and analyzing the recently reported top-line data from the Watson Ur008 pilot study (the “Study”) of Uracyst®.  Stellar is in the preliminary stages of reviewing the Study. Although there can be no assurances at this time, Stellar believes that an anomalously high placebo response rate may be a possible reason for the primary efficacy endpoints of the Study not having been met.  Accordingly, the Company plans on continuing to analyze the Study and examine what role, if any, the patient selection criteria may have had with its unexpected overall results.  Stellar will provide an update upon the completion of its review and analysis of the Study.

Peter Riehl, Stellar’s President and Chief Executive Officer, commented: “For more than a decade Uracyst has proven itself a very safe and effective GAG replenishment therapy for IC/PBS in numerous markets outside of the United States.  Indeed, in the short time since the November 10, 2010 release, the Company has received numerous messages of support from doctors, patients and advocacy groups around the world.  We have assured them that the Study has no impact on our ability or intention to continue making Uracyst® available in those markets where it is already approved through our global licensees.”

Mr. Riehl continued: “We know that the selection of the most appropriate patients for any IC/PBS clinical trial is always a very difficult undertaking given the plethora of other diseases and conditions that can also cause pain in the abdominal area.  Still, the preliminary top-line results of the Study were completely unexpected and, as a result, we require more time to review the study and develop a go-forward strategy.  We will, of course, continue to provide further updates as they become available. In the meantime, it is important to note that Stellar remains profitable from its current operations, has over $5 million in working capital and carries no debt on its balance sheet.”

About Uracyst

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers. The glycosaminoglycan ("GAG") is a mucosa lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence. When the GAG is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall. This results in increased frequency and urgency to void (up to 60 times a day), plus many of these patients also experience severe pelvic pain. These symptoms can be debilitating and have a serious impact on a patients quality of life.

Chondroitin sulfate (ChS) is believed to be the major proteoglycan responsible for the GAG barrier function. Uracyst® was developed to replenish this defect. Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturation the bladder, thus restoring the barrier function. Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time thus a better uptake of the delivered dosage and a faster onset of symptomatic relief. Uracyst® is also one of the most cost effective treatments for these patients. Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS in the markets where it is approved.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact

Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

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Arnold Tenney
Chairman
Stellar Pharmaceuticals Inc.
(416) 587-3200